Exhibit 4.1

RULES

OF

THE SAPPI LIMITED SHARE INCENTIVE SCHEME

AS APPLICABLE TO ALLOCATIONS FROM 1 JANUARY 2011 ONWARDS

TABLE OF CONTENTS

1.	INTERPRETATION	1

PART 1 – THE TRUST		9

2.	CONSTITUTION OF TRUST AND TRUSTEES	9

3.	POWERS OF TRUSTEES	10

4.	SECURITY	11

5.	REMUNERATION OF TRUSTEES	12

6.	DUTIES OF TRUSTEES	12

7.	IMDEMNITY AND PROCEEDINGS	13

8.	PURCHASE OF OR SUBSCRIPTION FOR SHARES	13

9.	FUNDING OF THE TRUST	16

PART 2 – THE CREDIT SALE SCHEME		16

10.	ACQUISITION OF SCHEME SHARES	16

11.	PAYMENT FOR SCHEME SHARES AND INTEREST	18

12.	TRANSFER, LISTING AND PLEDGE OF SHARES	21

13.	DIVIDENDS	24

PART 3 – THE SHARE OPTION SCHEME		24

14.	ACQUISITION OF SHARE OPTIONS	24

15.	SHARE OPTIONS	25

16.	EXERCISE OF SHARE OPTIONS	25

17.	ALLOTMENT	27

PART 4 - GENERAL PROVISIONS RELATING TO THE CREDIT SALE SCHEME AND THE SHARE OPTION SCHEME		27

18.	TERMINATION OF EMPLOYMENT	27

19.	RIGHTS AND CAPITILIZATION ISSUES, CONSOLIDATIONS, SUB-DIVISIONS, REORGANISATION AND TAKEOVER AND SCRIP DIVIDENDS	31

PART 5: THE COMBINED OPTION/DEFERRED SALE SCHEME		38

20.	THE SCHEME	38

PART 6: SWITCHING MECHANISMS		44

21.	SHARE OPTIONS – CREDIT SALE	44

22.	CREDIT SALE – SHARE OPTIONS	45

23.	CREDIT SALE – COMBINED OPTION/DEFERRED SALE	47

24.	SHARE OPTION – COMBINED OPTION/DEFERRED SALE	49

25.	COMBINED OPTION/DEFERRED SALE – CREDIT SALE OR SHARE OPTIONS	51

PART 7: GENERAL		54

26.	ASSIGNMENT OF RIGHTS OR OBLIGATIONS	54

27.	TRANSFERS FROM THE EXISTING SCHEME	56

28.	CERTIFICATES	56

29.	AGREEMENTS BINDING ON PARTICIPANTS	56

30.	AMENDMENT	57

31.	DISPUTES	58

32.	ANNUAL FINANCIAL STATEMENTS	61

33.	DEALINGS IN SECURITIES	62

34.	VOTES AT ANNUAL GENERAL MEETING	62

35.	PROFITS AND LOSSES	62

36.	TERMINATION	62

THE SAPPI LIMITED SHARE INCENTIVE SCHEME

The purpose of the scheme is to provide employees of the group with the opportunity to acquire an interest in the equity of the company, thereby providing such employees with a further incentive to advance the group’s interests and promoting an identity of interests between such employees and the shareholders of the company.

1.                            INTERPRETATION

1.1                                                           In this deed, unless the context clearly indicates a contrary intention, the following words and expressions shall bear the following meanings and cognate words and expressions shall bear corresponding meanings

1.1.1                                             “acceptance date” - the date of acceptance by a participant of an offer for the acquisition of scheme shares, share options or rights and options in terms of 10, 14 or 20, as the case may be

1.1.2                                             “allocated” - for purposes of setting the scheme limits referred to in clause 8, shall mean:

- in respect of offers for the acquisition of scheme shares, one share allocated per offer made;

- in respect of share options, one share allocated per option granted;

- in respect of rights and options, one share allocated per right and option granted and the words “allocation” and “allocate” shall be construed accordingly

1.1.3                                             “allocation price “ - the price per share payable by a participant for allocation shares, which price shall be the closing price at which shares are traded on the JSE on the trading day immediately preceding the date upon which the board will have resolved to offer to grant, or direct the trustees to offer to grant, the relevant right and option to that participant; provided that such price shall, if the date on which it is to be determined falls between the date on which the company declared an interim or final dividend on such shares and the last day for registration by shareholders to participate in such dividend, be reduced by the amount of such dividend

1.1.4                                             “allocation shares” - shares acquired by a participant pursuant to the exercise of a right and option in terms of 20;

1.1.5                                             “Act” - the Companies Act 1973, as amended or any other act which may in the future replace the Companies Act of 1973;

1.1.6                                             “auditors” – the auditors of the time being of the company;

1.1.7                                             “board” - the board of directors of the company acting either itself or through any committee constituted from time to time and appointed by it for the purpose of administering this scheme;

1.1.8                                             “Code” – the Securities Regulation Code and the Rules of the Securities Regulation Panel, promulgated under section 440C of the Act;

1.1.9                                             “company” - Sappi Limited (Registration number 1936/008963/06;

1.1.10                                      “control” - all circumstances where a party (or parties acting in concert), directly or indirectly, obtains -

1.1.10.1                                                                de facto control of the company; or

1.1.10.2                                                                beneficial ownership of the specified percentage or more of the company’s issued shares; or

1.1.10.3                                                                control of the specified percentage or more of the voting rights at meetings of the company; or

1.1.10.4                                                                the right to control the management of the company or the composition of the board; or

1.1.10.5                                                                the right to appoint or remove directors holding a majority of voting rights at board meetings; or

1.1.10.6                                                                the approval by the company’s shareholders of, or the consummation of, a merger or consolidation of the company with any other business or entity, or upon a sale of the whole or a major part of the company’s assets or undertaking.

For the purposes of this 1.1.10 the expression “specified percentage” shall bear the meaning assigned to it from time to time in the Code read with the Act, presently being 35%;

1.1.11                                           “early retirement” - termination of the participant’s employment by reason of retirement before the participant has reached the age of 60 (sixty) years. For these purposes the retirement date is determined as the date on which the participant ceases to be employed in his or her position, whether or not he or she receives a salary under part-time retirement

1.1.12                                           “eligible applicant” - a person eligible for participation in this scheme, namely an officer or other employee of any company or other entity or association of persons forming part of the group, which person shall be determined from time to time by the board in its discretion;

1.1.13                                           “existing scheme” - the Sappi Limited Share Purchase Scheme adopted at a general meeting of the company on 26 June 1979;

1.1.14                                           “family company” - any company or close corporation, the entire issued share capital or member’s interests of which is held and beneficially owned by all or any of an eligible applicant or participant, his lawful spouse, his lawful issue (including adopted children) and/or his family trust;

1.1.15                                           “family trust” - a trust constituted solely for the benefit of all or any of an eligible applicant or a participant, his lawful spouse and/or his lawful issue (including adopted children)

1.1.16                                                  “group” -  the company, the company’s subsidiaries for the time being and any company, partnership, trust or other entity or association of persons which is controlled or jointly controlled by the company, whether directly or indirectly, for which purpose the word “controlled” includes the right to direct or otherwise control the votes attaching to the majority (or one-half in the case of joint control) of the voting shares or other voting instruments or voting rights in that company, partnership, trust or other entity or association of persons;

1.1.17                                                  “JSE” - the JSE Limited (registration number 2005/022939/06), a public company duly registered and incorporated with limited liability in accordance with the company laws of South Africa, licensed as an exchange under the Securities Services Act, No. 36 of 2004

1.1.18                                                  “maximum period” - the period from the acceptance date to the eighth anniversary date thereof;

1.1.19                                                  “option period” - the period from the acceptance date to the date of completion of eight subsequent years continuous service in the group;

1.1.20                                                  “option price” - the price per share payable by a participant upon the exercise of a share option in respect thereof, which price shall be the closing price at which shares are traded on the JSE on the trading day immediately preceding the date upon which the board will have resolved to offer to grant, or direct the trustees to offer to grant, the relevant option to that participant; provided that such price shall, if the date on which it is to be determined falls between the date on which the company declared an interim or final dividend on such shares and the last day for registration by shareholders to participate in such dividend, be reduced by the amount of such dividend;

1.1.21                                                  “option shares” - shares in respect of which options have been granted in terms of 14, for as long as such options have not been exercised and have not lapsed;

1.1.22                                                  “participant” - an eligible applicant (or his nominated family trust or family company) who has accepted an offer to acquire share options, scheme shares or rights and options in terms of 10, 14 or 20 (as the case may be) including his heirs, executors or administrators;

1.1.23                                                  “plan” – the Sappi Limited Performance Share Incentive Plan, adopted by the company on 7 March 2005, as amended from time to time;

1.1.24                                                  “retirement/normal retirement” – termination of the participant’s employment by reason of retirement on or after the date on which that participant has reached the age of 60 (sixty) years. For these purposes, the retirement date is determined as the date on which the participant ceases to be employed in his or her position, whether or not he or she receives a salary under part-time retirement;

1.1.25                                                  “right and option” - the right and option granted to a participant in terms of 20 to enter into an agreement with the company or the trust to acquire allocation shares;

1.1.26                                                  “scheme” - the scheme to enable employees of the group to acquire and/or fund the acquisition of shares, the terms of which are embodied in this document;

1.1.27                                                  “scheme capitalization shares” - shares or other securities in the company allotted and issued to a participant by way of a capitalization of profits, share premium or reserves in respect of his holding of scheme shares;

1.1.28                                                  “scheme rights shares” - shares or other securities subscribed for in terms or as a consequence of a rights issue and acquired by or on behalf of a participant in terms of 19.2;

1.1.29                                                  “scheme shares” - shares acquired by a participant in terms of 10, including –

1.1.29.1                                                                       shares acquired by a participant who held share options and who accepted an offer by the trustees to subscribe for or purchase on his behalf the shares represented by such options in terms of 21;

1.1.29.2                                                                       scheme capitalization shares;

1.1.29.3                                                                       scheme rights shares; and

1.1.29.4                                                                       shares or other securities in the company or in any other company allotted, issued or transferred by way of exchange for scheme shares pursuant to any conversion or redemption of shares in accordance with the company’s articles of association and/or pursuant to any takeover of the company or any scheme of arrangement or other proposal having as its object the passing of control or the reconstruction of the capital of the company and/or pursuant to a reduction of capital or deregistration of the company for so long as those shares or other securities remain the subject to the pledge referred to in 12.

1.1.30                                                                               “shares” - ordinary shares of a nominal value of R1 each in the capital of the company;

1.1.31                                                                               “share debt”- the amount for the time being owing by a participant to the trust in respect of scheme shares, which amount may be increased from time to time in regard to any participant in accordance with the directions of the board, in its discretion, by such amount/s which may become payable by the participant in question;

1.1.31.1                                                                       in respect of any interest liability incurred from time to time by a participant on any amount owing to the trust in terms of this  scheme; and/or

1.1.31.2                                                                       pursuant to any provision of the Income Tax Act 1962 as amended (or any amendment or substitution thereof) arising out  of or pursuant to his participation in the scheme;

1.1.32                                                                               “share option” - the right and option granted to a participant in terms of 14 to acquire option shares;

1.1.33                                                                               “share price” -  the price per share payable by a participant for scheme shares, which price shall be the closing price at which shares are traded on the JSE on the trading day immediately preceding the date upon which the board will have resolved to direct the trustees to offer the relevant scheme shares to that participant; provided that such price shall, if the date on which it is to be determined falls between the date on which the company declared an interim or final dividend on such shares and the last day for registration by shareholders to participate in such dividend, be reduced by the amount of such dividend;

1.1.34                                                                               “trust” - The Sappi Limited Share Incentive Trust constituted in terms of 2.1;

1.1.35                          “trustees” - the trustees of the trust for the time being, the first trustees being the persons referred to in 2.3.

1.2              In this deed –

1.2.1                             clause headings are used for convenience only and shall be ignored in its interpretation;

1.2.2                             unless the context clearly indicates a contrary intention, an expression which denotes –

1.2.2.1                  any one gender includes the other genders;

1.2.2.2                  a natural person includes an artificial person (whether corporate or unincorporate) and vice versa;

1.2.2.3                  the singular includes the plural and vice versa;

1.2.3                             unless the context clearly indicates a contrary intention, words and expressions defined in the Act shall bear the meanings therein assigned to them.

1.3                          If any provision in 1.1 is a substantive provision conferring any right or imposing any obligation on anyone, effect shall be given to it as if it were a substantive provision in the body of this deed.

1.4                          When any number of days is prescribed in this deed, same shall be reckoned exclusively of the first and inclusively of the last day unless the last day falls on a Saturday, Sunday or official public holiday, in which case the last day shall be the next succeeding day which is not a Saturday, Sunday or official public holiday

PART 1 – THE TRUST

2.         CONSTITUTION OF TRUST AND TRUSTEES

2.1                   There is hereby constituted a trust for the benefit of participants, to be known as the “The Sappi Limited Share Incentive Trust”, upon the terms and conditions of this deed.

2.2                   There shall at all times be a minimum of two trustees in office.

2.3                   An executive director may not be appointed as a trustee of the scheme. A non-executive director, subject to any restriction as contained in the Act, may be appointed as a trustee of the scheme, provided that he or she does not benefit from the scheme.

2.4                   David Charles Brink and Thomas Louw De Beer were appointed to be the first trustees of the trust. The current trustees are Daniël Christiaan Cronjé and Meyer Feldberg.

2.5                   If any trustee shall cease to hold office for any reason, the board shall appoint a person who is willing to act as trustee in his place.

2.6                   The board shall have the right to appoint any person qualified for appointment as a trustee as an additional trustee or as an alternate trustee and shall, if it appoints any person as an alternate trustee, designate the trustee to whom he shall act as alternate. An alternate trustee shall be entitled to act as trustee in the place of and during any temporary absence or incapacity of his principal.

2.7                   No trustee or alternate trustee shall be entitled to participate under this scheme for as long as he holds office as a trustee or as an alternate trustee.

2.8                    A trustee or alternate trustee shall cease to hold office as such if he –

2.8.1        is removed by resolution of the board; or

2.8.2        resigns upon giving the company and his co-trustees not less than one calendar month’s written notice to that effect; or

2.8.3        becomes disqualified from holding an appointment as a director of a company.

2.9                    All decisions of the trustees shall be taken by a simple majority vote.

2.10                 A quorum for any meeting of trustees shall be two trustees.

3.         POWERS OF TRUSTEES

The trustees shall have plenary powers to enable them to carry out and give effect to the intent, purposes and provisions of this scheme, including the powers set out in Schedule 2 of the Act and such powers as may from time to time be expressly conferred on them by the board. Without derogating from the generality of the aforegoing, the trustees shall have the power, inter alia, to –

3.1                   borrow moneys, with or without security, either from the group in terms of 9 or from third parties for the purpose of giving effect to this scheme;

3.2                   lend moneys, with or without security, to participants to enable such participants to acquire shares pursuant to this scheme;

3.3                   open and operate banking accounts or other accounts appropriate to the business of the trust, to draw and issue cheques and to receive cheques, promissory notes and/or bills of exchange, and to endorse any of the same for collection by the bank and/or other financial institution at which the said account was opened;

3.4                   invest any surplus moneys of the trust in shares or other securities of the company or in such other manner as the board may froth time to time approve;

3.5                   employ and act on the advice of, and pay out of the funds of the trust, the reasonable fees and disbursements of the company, auditors, attorneys, counsel and other professional consultants in connection with the affairs of the trust;

3.6                   delegate any of their powers and functions to any one or more of their number;

3.7                   subject to 8.2 and 8.3, repurchase and resell scheme shares and allocation shares; and

3.8                   exercise such further rights, powers and authorities as may from time to time be conferred upon them under this scheme or by resolution of the board.

4.         SECURITY

No trustee, alternate trustee or successor trustee shall be required to furnish any security of any nature to the Master of the Supreme Court or to any other official or officer, nor shall any security be required for the due performance of any duty under the Trust Property Control Act 1988 or under any other statutory provision of the Republic of South Africa or elsewhere.

5.         REMUNERATION OF TRUSTEES

5.1                   The trustees and alternate trustees shall be entitled to –

5.1.1         such remuneration (if any) as may from time to time be agreed between them and the board; and

5.1.2         reimbursement from the trust of all expenses properly incurred by them in and about the execution of their duties as trustees.

Such remuneration and expenditure shall be borne and paid by the company if the trust is unable to pay these amounts from its own resources.

5.2                   The holding of office of a trustee or alternate trustee shall not preclude him or any firm or company of which he is a member from rendering and recovering reasonable remuneration for professional services on behalf of the trust.

6.         DUTIES OF TRUSTEES

The duties of the trustees in relation to the trust shall be those prescribed by this deed. In this regard, the day to day administration of the business of the trust may be delegated to any person, including any officer of the company, who shall perform all his duties in accordance with the instructions of the trustees. The duties of the trustees shall include, without limitation, the duty to -

6.1                   subscribe for or purchase shares in accordance with the provisions of this deed;

6.2                   offer eligible applicants the opportunity to acquire shares purchased or subscribed for by the trustees in terms of 8.1 or options in respect thereof

6.3                   invest the funds of the trust in such form as is permitted by the provisions of this deed;

6.4                   administer the scheme in order to achieve and maintain its objectives;

6.5                   cause proper records and books of account to be kept of the affairs of the trust and their administration thereof and to cause financial statements to be prepared to accord with the financial year end of the company or such other date as may be determined by the board; and

6.6                   carry out such other duties as may, consistent with their offices as trustees, be delegated to them from time to time by resolution of the board.

7.         IMDEMNITY AND PROCEEDINGS

7.1                   None of the trustees, alternate trustees, successor trustees or officers of the trust shall be liable for, and the company indemnifies each of them against, any loss sustained by the trust or by any participant out of whatever cause arising, save and except loss sustained as a result of the gross negligence, willful misconduct or dishonesty of the trustee, alternate trustee, successor trustee or officer in question.

7.2                   Legal proceedings instituted by or against the trust may be instituted in its name.

8.         PURCHASE OF OR SUBSCRIPTION FOR SHARES

8.1                   Subject to the provisions of the Act and 8.2, the trustees shall, for the purposes of the scheme, from time to time –

8.1.1     purchase or subscribe; or

8.1.2     be given options to purchase or subscribe; or

8.1.3     be given rights and options to purchase or subscribe,

for such numbers of shares at such prices as may be agreed upon by the trustees and the board from time to time.

8.2                   The trustees shall only purchase or subscribe for shares once a participant or group of participants to whom they will be allocated, has been formally identified.

8.3                   The shares held in the trust may only be sold by the trust:

8.3.1            once the employment of a participant has been terminated or a participant is deceased; or

8.3.2            on behalf of a participant, once the rights of ownership of the participant has vested in terms of the provisions of the scheme.

8.4                   Subject to 8.8, the prior authority of the shareholders of the company in general meeting shall be required if the aggregate number of shares which may be acquired by all participants under this scheme and the plan is to exceed 42,700,870 (forty two million seven hundred thousand eighth hundred and seventy) shares being 7,95% of the company’s issued share capital as at 30 September 2009. In the event of a discrepancy between the number of shares and the percentage of issued shares it represents, the number of shares shall prevail over the stated percentage.

8.5                   Subject to 8.8, the aggregate number of shares that may be allocated to any one participant in terms of or pursuant to this scheme and the plan shall not exceed 2,200, 000 (two million two hundred thousand) shares, being 0,05% (nil comma nil five percent) of the company’s issued share capital as at 30 September 2009. In the event of a discrepancy between the number of shares and the percentage of issued shares it represents, the number of shares shall prevail over the stated percentage.

8.6                   The limit referred to in clause 8.4 shall include new shares allotted and issued by the company in settlement of this scheme and the plan.

8.7                   The aggregate result of clauses 8.4 and 8.6 shall exclude the following:

8.7.1            shares purchased in the market in settlement of this scheme and the plan; and

8.7.2            shares in respect of grants and offers under this scheme and the plan which are not subsequently settled to a participant as a result of the forfeiture thereof.

8.8                   Subject to clauses 19.4, 19.5 and 19.6, the limits referred to in clauses 8.4 and 8.5 shall be adjusted in such manner as the board shall determine (and which the auditors shall confirm in writing to be in their opinion fair and reasonable) following the sub-division or consolidation of the shares, reduction of share capital or the issue of additional shares whether by way of a capitalisation of the company’s profits and reserves (including the share premium account and the capital redemption reserve fund), or a rights issue. The objective of such an adjustment shall be to give a participant entitlement to the same proportion of the share capital as to which he or she was previously entitled. The auditors shall further confirm to the JSE in writing that these adjustments are calculated in accordance with the provisions of this scheme.

9.         FUNDING OF THE TRUST

The purchase or subscription price of shares acquired by the trust in terms of 8 or otherwise under this scheme, the costs incurred in the acquisition thereof, any administration or other expenses or administration fees properly incurred by or on behalf of the trustees in the performance of their duties in terms of or to give effect to the scheme, the amounts referred to in 11.1, any duties payable upon the issue or transfer of shares to participants and any moneys required to effect loans under this deed or repayment of any previous borrowings by the trustees shall be funded, as the board from time to time may direct, out of -

9.1                   the trust’s own resources, if any; and/or

9.2                   loans to be made to the trust by companies forming part of the group in accordance with section 38(2)(b) of the Act; and/or

9.3                   loans by third parties to the trust to be procured by the company upon such terms as the company is able to arrange; and/or

9.4                   any other resource which is available to the trust from time to time

The company undertakes to ensure that the trust shall at all times be in a position to fund the acquisition of shares under the scheme.

PART 2 – THE CREDIT SALE SCHEME

10.       ACQUISITION OF SCHEME SHARES

10.1                 The trustees shall, if the board so directs and subject to 10.2, offer eligible applicants the opportunity to acquire scheme shares at the share price, which price may be higher or lower than the price at which the shares in question were or are to be acquired by the trust. When the board directs to make an offer to an eligible applicant who is a director, then that director must recuse himself of the decision making by the board for that particular offer.

10.2                 An offer made in terms of 10.1–

10.2.1              shall be in writing;

10.2.2              may only be accepted by the eligible applicant to whom it is addressed (or by his family trust or family company in terms of 26);

10.2.3              shall specify the maximum number of shares in respect of which the offer may be accepted;

10.2.4            shall be in the form from time to time prescribed by the trustees;

10.2.5              may be accepted for the whole or such lesser number of the number of shares to which the offer relates, as the eligible applicant may elect.

10.3                 Acceptance by an eligible applicant of an offer made to him to acquire scheme shares shall –

10.3.1                be communicated to the trustees in writing by not later than thirty days after the date upon which the offer giving rise thereto is made;

10.3.2                be accompanied by payment of such amount per share (if any) as may be stipulated by the board from time to time.

11.                     PAYMENT FOR SCHEME SHARES AND INTEREST

11.1                                                    Save for the amount per share (if any) referred to in 10.3.2, the trust shall fund the acquisition of scheme shares by a participant and, to the extent not covered by any dividends accruing to the participant and, if the board so directs in its discretion, any taxation liability of a participant.

11.2                                                    Subject to 11.5, any amount paid on the acquisition of scheme shares, the portion of dividends referred to in 13.1.2 and any payment made in terms of 11.3 shall be applied rateably toward payment of the share price of all of the scheme shares which such participant holds unless the participant allocates in writing, at the time that he makes such payment, the payment to specific scheme shares. The balance of the share debt of a participant shall be paid by not later than the eighth anniversary of the acceptance date.

11.3                                                    Unless the board otherwise resolves at any time in its discretion, notwithstanding that any scheme shares are paid for in whole or in part at any time by the participant concerned, no scheme shares shall be released from the scheme or from the pledge under 12 until a period, calculated from the acceptance date, of -

11.3.1                   more than one year shall have elapsed, in which event not more than 25%;

11.3.2                   more than two years shall have elapsed, in which event not more than 50%, cumulatively;

11.3.3                   more than three years shall have elapsed, in which event not more than 75%, cumulatively;

11.3.4                   more than four years shall have elapsed, in which event all, of the relevant scheme shares may, if the share debt in respect of them is fully discharged, be released from pledge under the scheme;

11.4                                                    A participant shall, on application to and on subsequent approval by the trustees, be entitled to pay the whole of his share debt or any portion thereof prior to the due date for payment thereof; provided that –

   11.4.1                                         in the event of such an early payment –

11.4.1.1                                        the certificates in respect of the relevant scheme shares shall nevertheless continue to be held by the trust; and

11.4.1.2                                        the relevant scheme shares shall only be released from the restrictions imposed by this deed on the dates or the remaining date and in the proportions stipulated in 11.3;

11.4.2                                        in the event of the termination of such participant’s employment –

11.4.2.1                                         the participant’s entitlement to scheme shares shall be determined by reference to the principles set out in 18;

11.4.2.2                                         any amounts standing to the credit of any loan by the participant to the trust in terms of 11.5, and not applied in terms of 11.2, shall be refunded to the participant.

11.5                                                    Notwithstanding 11.2 and 11.4, any payment made by a participant which would otherwise have the effect of releasing any scheme shares from the scheme and the pledge referred to in 12 prior to the due dates for such release under 11.3 shall, to the extent to which such payment would otherwise result in such release, be deemed to be an interest free loan by the participant to the trust until such due dates and no reduction of the share debt shall result from such payment until those due dates save to the extent otherwise provided under this scheme or determined by the board in its discretion.

11.6                                                    The outstanding balance from time to time of a participant’s share debt shall bear interest at such rate (if any) as the board determines, in its discretion. The board may determine such rate in its discretion and may alter such rate from time to time by giving not less than thirty days’ prior written notice of such alteration to participants; provided that –

11.6.1                                      such rate of interest shall not exceed the lower of the maximum annual rate which may lawfully be charged from time to time and the publicly quoted rate of interest (nominal annual compounded monthly) at which the company’s main commercial bankers in the Republic of South Africa lend on overdraft to their prime corporate customers in the private sector at the appropriate time, reckoned from the due date for payment until the date of actual payment thereof;

11.6.2                                      the amount of such interest shall be calculated from a date which is not less than thirty days after the date of such determination or alteration (as the case may be) until the last day of the company’s financial year in which such date falls, and thereafter annually, and shall be paid on dates coinciding with the dates of payment by the company of dividends payable on scheme shares for each such annual period in respect of which such interest is payable;

11.6.3                                      any deficit between dividends accruing to any participant on his scheme shares and the interest payable by him shall, at the discretion of the board, be accumulated to and form part of the capital amount of his share debt, and such interest shall be compounded annually on the last day of each of the company’s financial years.

11.7                                                    If the full amount of any share debt is not paid on the due date for payment thereof, the trustees shall request the participant (or, in the event of the participant’s death or sequestration, the executor, administrator or trustee of his estate) in writing to do so. If such request is not complied with within twenty-one days of the date thereof, the sale of all of such participant’s scheme shares for which payment has not been made in full shall be deemed to have been cancelled on the basis that –

11.7.1                          subject to 11.7.2, the participant or his estate shall, in consequence of such cancellation, be refunded the amounts actually paid by that participant or his estate on account of his scheme shares;

11.7.2                          the trust shall not, by reason of any cancellation in terms of this 11.7, be precluded from recovering from the participant or his estate all costs, damages and losses sustained by the trust as a result thereof and shall be entitled to retain any amounts payable to the participant or his estate at the date of such cancellation and apply them in discharge of such costs, damages and/or losses.

12.                     TRANSFER, LISTING AND PLEDGE OF SHARES

12.1                                                    The issue of share certificates pursuant to the issue or sale of any scheme shares to a participant shall be subject to the following conditions –

12.1.1                          the scheme shares shall be registered in the name of the participant and the trust shall be obliged to pay any stamp duty payable on the allotment and issue or transfer of scheme shares to him;

12.1.2                          the participant shall execute a pledge of his scheme shares in favour of the trust in such form and upon such terms and conditions as are determined by the trustees and upon the terms and conditions contained in 12.2; and

12.1.3                          the trust shall be entitled irrevocably and in rem suam to recover possession, from the company’s transfer secretaries, of the certificates relating to the relevant scheme shares, including any scheme capitalization shares and scheme rights shares related thereto, as well as share certificates in respect of shares in any other company acquired pursuant to 1.1.24.4.

12.2                                                    The pledge of scheme shares by the participant to the trust shall be upon the terms that –

12.2.1                                      such pledge shall include the pledge of any scheme capitalization shares, scheme rights shares and shares issued to a participant in lieu of a cash dividend on account of his scheme shares

12.2.2                                      those scheme shares shall serve as security for the due payment by the participant of his share debt (including his liability in respect of scheme rights shares);

12.2.3                                      if a participant’s estate is surrendered or sequestrated, whether provisionally or finally, the provisions of 18.1.1.2 shall apply, mutatis mutandis; provided that –

12.2.3.1                            any amounts due to the participant shall be paid by the trustees to the participant; and

12.2.3.2                            the board may, in its discretion, include any other amounts in the net amount due to a participant under 18.1.1.2,

thereby releasing the participant from his obligation to pay the share debt;

12.2.4                                      subject to 11.3, 11.4 and 11.5, upon payment in full being received by the trust for any scheme shares, those scheme shares shall be released from the operation of that pledge ;

12.2.5                                      any of the trustees, nominated by them, shall be irrevocably and in rem suam empowered to execute any instrument of transfer in respect of scheme shares to give effect to the implementation by the trust the powers conferred upon it in terms of this 12.2;

12.2.6                                      the trust shall have the power to pledge any scheme shares pledged to it in terms of this 12.2 for the purpose of raising any moneys required for the purchase of or subscription for shares and/or the discharge of any loan owed by the trust, whether to the company or otherwise.

12.3                                                    By not later than sixty days after the date on which payment in full is received by the trust for any scheme shares which are capable of being released to a participant in terms of 11.3 and the aforegoing provisions of this 12, the trustees shall deliver to the relevant participant the certificate in respect of those scheme shares, registered in the name of the participant. If such scheme shares are not already listed, the company shall apply for the listing of those shares on the JSE and any other stock exchange on which the shares of the company may be listed by not later than such delivery date.

13.                     Dividends

13.1                                                    Dividends declared in respect of scheme shares shall be paid –

13.1.1                                      firstly to the trustees, pro tanto in satisfaction of interest accrued in terms of 11.6 in respect of the participant’s share debt;

13.1.2                                      secondly, as to any amount determined by the board, in its discretion, not exceeding the balance of the participant’s share debt for the time being, to the trust by way of reduction pro tanto of the participant’s share debt; and

13.1.3                                      as to the balance (if any), to the relevant participant.

13.2                                                    Simultaneously with his acceptance of an offer for scheme shares, each participant shall execute a dividend mandate (which shall be in a form determined by the trustees) in respect of his scheme shares authorising the payment of dividends accruing in respect thereof to the trustees, which mandate shall be cancelled in respect of each tranche of scheme shares referred to in 11.3.1, 11.3.2, 11.3.3 and 11.3.4 respectively when, the full share debt in respect thereof will have been paid, whereafter such dividends shall accrue and be paid to the participant.

PART 3 – THE SHARE OPTION SCHEME

14.                     ACQUISITION OF SHARE OPTIONS

14.1                                                    The trustees shall, in respect of share options to be granted in terms of the scheme, if the board so directs and subject to 14.2, offer eligible applicants the opportunity to acquire share options, it being agreed that the option price may be higher or lower than the price at which the shares which are the subject matter of the share options in question were or are to be acquired by the trust.

14.2                                                    An offer in terms of 14.1 shall be made and accepted in accordance with 10.2 and 10.3, which shall apply, mutatis mutandis; provided that the 30 day period for acceptance of offers in 10.3.1 may be extended by such period as the secretary of the company may from time to time determine is practicable for administrative purposes.

14.3                                                When deciding on the number of options to be granted to an eligible applicant, the board takes into account the seniority of the eligible applicant in the organisation.

15.                     SHARE OPTIONS

15.1                                                    Each share option shall confer the right on the holder thereof to subscribe for or purchase one share at the option price.

15.2                                                    The company shall at all times reserve and keep available, out of its authorised but unissued share capital, such number of shares as shall become issuable upon the exercise of all the share options then outstanding, less the number of shares held by the trust and set aside by the trustees for the purpose of satisfying the exercise of any share options.

16.                     EXERCISE OF SHARE OPTIONS

16.1                                                    Share options granted prior to 1 October 2009 may not be exercised until after a period, calculated from the acceptance date, of -

16.1.1                               more than one year shall have elapsed, in which event not more than 25%;

16.1.2                               more than two years shall have elapsed, in which event not more than 50%, cumulatively;

16.1.3                               more than three years shall have elapsed, in which event not more than 75%, cumulatively;

16.1.4                               more than four years shall have elapsed, in which event all or any lesser number of the relevant share options may be exercised.

16.2                                                    The periods after which options granted on or after 1 October 2009 may be exercised shall be specified in the letter in terms of which the options are granted.

16.3                                                    A share option shall lapse -

16.3.1                                upon the day following the expiry of the option period; or

16.3.2                                upon the participant making application for the voluntary surrender of his estate or his estate being otherwise sequestrated or upon any attachment of any interest of a participant under the scheme, unless the board passes a resolution to the contrary.

16.4                                                    If the company is placed in final liquidation, the secretary of the company shall notify the participant thereof in writing and he shall be entitled to exercise all or any share options held by him within twenty-one days of such notification, failing which the share options concerned shall lapse.

16.5                                                    Every exercise of a share option shall -

16.5.1                                 be exercised by written notice given by the participant and delivered to the secretary of the company at the company’s registered office;

16.5.2                               specify the number of shares in respect of which the share option is exercised;

16.5.3                               be accompanied by payment of the full amount of the option price in respect of the share options exercised unless a participant has accepted an offer in terms of 21 for the trustees to subscribe for or purchase shares on his behalf; and

16.5.4                               be regarded as complete only when payment in terms of 16.5.3 has been received by the trustees.

17.                     Allotment

The company shall issue share certificates, where applicable, for the shares allotted and issued as a result of the exercise of any share options by not later than sixty days after the exercise thereof and shall apply for a listing of the shares in question on the JSE (and on any other stock exchange on which shares may be listed), prior to or as soon as possible after such date. Shares allotted and issued pursuant to the exercise of share options will rank pari passu with the then issued shares as from their respective dates of allotment.

PART 4 - GENERAL PROVISIONS RELATING TO THE CREDIT SALE SCHEME AND THE SHARE OPTION SCHEME

18.                     TERMINATION OF EMPLOYMENT

18.1                                                    If the employment by any company in the group of any participant who holds scheme shares terminates –

18.1.1                               prior to the expiry of the maximum period for any reason other than any of the reasons referred to in 18.1.2, 18.1.3 and 18.1.4 –

18.1.1.1         he shall, within sixty days after the termination of his employment, make payment of the liability attributable to the number of scheme shares, if any, which are capable of being released to him in terms of 11.3 at the date of termination of his employment;

18.1.1.2         the sale of those scheme shares which are not capable of being released to him in terms of 11.3, at the date of termination of his employment and the sale of any other shares, the liability of the participant attributable to which is not paid to the trustees within the period of sixty days referred to in 18.1.1.1, shall be deemed to have been cancelled on the date of termination of his employment or upon the expiry of such sixty day period (as the case may be); provided that if the participant will, prior thereto, have paid any amount on account of his share debt in respect of such scheme shares, such amount, other than those payments retained by the trustees and applied in reduction of the participant’s interest liability in terms of 13.1.1, will be refunded to him; provided further that the board shall be entitled, in its discretion, to apply other terms or conditions which are more favourable to the participant than the aforegoing provisions of this 18.1.1.2 including the payment to the participant of a maximum amount equal to the share price at the date of termination of his employment minus his share debt at that date;

18.1.2         by reason of his summary dismissal or on the grounds of his proven  dishonest, fraudulent or grossly negligent conduct (whether such termination occurs as a result of notice given to or by him or otherwise), the sale of all such participant’s scheme shares which are not capable of being released in terms of 11.3 at the date of termination of his employment and all of his scheme shares for which full payment has not been received by the trustees as at that date shall be deemed to have been cancelled on the basis that such participant shall be refunded any amount actually paid by him in reduction of the liability attributable to his scheme shares other than those amounts retained by the trustees and applied in reduction of the participant’s interest liability in terms of 13.1.1;

18.1.3         as a result of his death, retrenchment or retirement, he or the executors of his estate shall be entitled to make payment of his liability in respect of all of his scheme shares (whether or not they are capable of being released in terms of 11.3 at the date of termination of his employment) within twelve months after the date of termination of his employment, failing which the provisions of 18.1.1.2 shall apply, mutatis mutandis;

18.1.4         as a result of his early retirement, he shall be entitled to make payment of his liability in respect of all of his scheme shares within twelve months after the date of such termination of employment, failing which the provisions of 18.1.1.2 shall apply, mutatis mutandis; provided that if the date of his early retirement falls on a date which is more than twelve months prior to the date which would have been his normal retirement date, then notwithstanding such payment, his scheme shares shall only be capable of being released to him on the dates on which they would have been capable of being released in terms of 11.3.3 had his employment not terminated;

18.2                 If the employment by any company in the group of any participant who holds share options terminates –

18.2.1          prior to the expiry of the option period for any reason other than those referred to in 18.2.2, 18.2.3, 18.2.4 and 18.2.5, the participant shall be entitled to exercise all of that number of his share options which he was entitled to exercise in terms of 16.1 and 16.2 immediately prior to the termination of his employment by not later than sixty days after the date of termination of his employment, failing which the said share options shall automatically lapse. Those share options which the participant is not entitled to exercise in terms of 16.1 and 16.2 on the date on which his employment terminates shall automatically lapse, unless the board otherwise resolves in its discretion;

18.2.2          by reason of his summary dismissal or on the grounds of his proven dishonest, fraudulent or grossly negligent conduct (whether such  termination occurs as a result of notice given to or by him or otherwise), all of his share options shall automatically lapse;

18.2.3          as a result of his death, the executors or administrators of his estate or his heir (as the case may be) may exercise all of his share options (whether or not they are capable of being exercised in terms of 16.1 and 16.2 at the date of termination of his employment) by not later than twelve months after the date on which his employment terminates, failing which his share options shall automatically lapse;

18.2.4          as a result of his retirement or retrenchment, he may, by not later than twelve months after the date of termination of his employment, exercise all of his share options (whether or not they are capable of being exercised in terms of 16.1 and 16.2 at the date of termination of his employment), failing which his share options shall automatically lapse. If such participant dies prior to having exercised all or any of his share options in terms of this 18.2.4, then the provisions of 18.2.3 shall apply with effect from the date of his death, mutatis mutandis;

18.2.5          as a result of his early retirement, he may, by not later than twelve months after the date of termination of his employment, exercise all of his share options (whether or not they are capable of being exercised in terms of 16.1 and 16.2 at the date of termination of his employment), failing which his share options shall automatically lapse; provided that if the date of his early retirement is more than twelve months prior to the date which would have been his normal retirement date, then notwithstanding such payment, shares subscribed for or purchased by him as a result of the exercise of such share options shall only be capable of being released to him on the dates on which he would have been entitled to exercise such share options in terms of 16.1 and 16.2 had his employment not terminated. If such participant dies prior to having exercised all or any of his share options in terms of this 18.2.5, then the provisions of 18.2.3 shall apply with effect from the date of his death, mutatis mutandis.

19.       RIGHTS AND CAPITILIZATION ISSUES, CONSOLIDATIONS, SUB-DIVISIONS, REORGANISATION AND TAKEOVER AND SCRIP DIVIDENDS

19.1                 Share options shall not entitle the participant concerned (“option holder”) to participate in rights offers by the company. If, however, the company undertakes a rights offer, it shall grant to the option holder options to acquire the same number of shares or other securities to which he would have been entitled in terms of the rights offer had he been the holder of the same number of shares as the number of share options held by him. The additional options shall be granted to the option holder on the following terms and conditions –

19.1.1              the board shall furnish full details of the rights offer to the option holder;

19.1.2              the option holder shall not be entitled to renounce, transfer, cede, pledge, alienate or encumber the additional options thus granted;

19.1.3              the option holder shall be granted the option to subscribe for all or such lesser number of the shares or other securities referred to in 19.1 at an option price which is the same as the subscription price of those shares or other securities, on the basis that –

19.1.3.1             if the securities concerned are shares, the option price shall be payable by the option holder, mutatis mutandis, in accordance with 16 and 18, upon the basis that the acceptance date in relation to those additional share options shall be deemed to be the acceptance date relating to the share options from which the opportunity to subscribe for the underlying shares arose;

19.1.3.2             if the securities concerned are not shares, the option price shall be payable on, and the acceptance date in relation to the additional options shall be, a date or dates determined by the board in its discretion;

provided that in all other respects the provisions of this scheme relating to share Options shall apply to all options issued in terms of this sub-clause, mutatis mutandis.

19.2                 Scheme shares shall rank pan passu with the other issued shares for participation in all rights offers of shares or other securities by the company. Rights accruing on scheme shares in respect of rights offers by the company shall, unless the board in its discretion otherwise directs, be followed by participants. If a participant is not required to follow his rights, then such rights shall be renounced in favour of the trust or its nominee/s, in which event the purchase price per right shall be the closing market price at which the rights are traded on the JSE on the trading day immediately preceding the date of such renunciation. Rights followed by a participant shall be subscribed for by the trust subject to the following terms and conditions:

19.2.1          the shares or other securities subscribed for in this manner shall be scheme rights shares;

19.2.2          the relevant company in the group shall lend to the trust the amount required for the purpose of subscribing for the appropriate number of that participant’s entitlement to scheme rights shares, and the trust shall subscribe for those scheme rights shares on behalf of the participant concerned. The scheme rights shares shall be allotted and issued by the company to the participant concerned.

19.2.3          certificates in respect of scheme rights shares shall be delivered to and retained by the trust pursuant to the pledge thereof in terms of 12.2;

19.2.4          the subscription price of scheme rights shares subscribed for by the trust on behalf of a participant in terms of 19.2.2 shall be payable by the participant to the trust, mutatis mutandis, in accordance with the provisions of 11, upon the basis that the acceptance date in relation to those scheme rights shares shall be deemed to be the acceptance date relating to the scheme shares from which the entitlement to those scheme rights shares arose.

19.3                 Scheme shares shall in all other respects rank pari passu with the existing issued shares, including in respect of participation in capitalization issues; provided that scheme capitalization shares shall be subject to all the restrictions and conditions of the scheme.

19.4                 In the event of any capitalisation issue or any sub-division or consolidation of ordinary shares or any reduction of the ordinary share capital of the company (“adjustment event”), the number of option shares and/or the option price shall be adjusted by the board in such manner as it may deem appropriate with the objective that such adjustment should give a participant an option to the same proportion of the equity capital as that to which he was entitled prior to the adjustment event; provided that the auditors of the company, acting as experts and not as arbitrators, shall have confirmed in writing that in their opinion such adjustments are fair and reasonable.

19.5                 If the company at any time before the share debt owing on any scheme shares has been paid in full:

19.5.1         is placed in liquidation for purposes of reorganisation; or

19.5.2         is party to a scheme of arrangement affecting the structuring of its share capital; or

19.5.3         reduces its share capital; or

19.5.4         sub-divides or consolidates its shares,

such adjustments shall be made to the purchase price in respect of those scheme shares as have not been fully paid as a partner or director of the company’s auditors for the time being (acting as an expert) in his discretion may confirm in writing to the board as being fair and reasonable in the circumstances, subject (where necessary) to the sanction of the Court.

19.6                 The provisions of 19.5 shall apply, mutatis mutandis, to participants holding share options.

19.7                 Subject to Rules 19.8, in the event of –

19.7.1          a change of control of the company becoming effective; or

19.7.2          if, in concluding the change of control, the board in office at the date immediately prior to the proposed change of control being communicated to the board ceases to be able to determine the future employment conditions of the group’s employees; or

19.7.3          the person/s (or those persons acting in concert) who has/have control of the company as at the date that offers are made or options are granted in terms of the scheme, take/s any decision, pass/es any resolution and/or take/s any action the effect of which is to delist the company from the JSE and the company becomes aware of such decision, resolution and/or action, before the date that the participants are entitled to the release of the scheme shares as specified in 11.3 or to exercise their share options as specified 16.1 and 16.2, such participant shall be entitled to require the release of all scheme shares not yet released and/or the exercise of all share options which such participant was not yet entitled to exercise by submitting a written notice to the board within a period of 90 days after the date upon which such change of control becomes effective.

19.8                 In the event that:

19.8.1          the change of control is initiated by the board or the board in office immediately prior to the proposed change of control being communicated to the board continue to be able to determine the future employment conditions of the group’s employees; or

19.8.2          there is an internal reconstruction or other event which does not involve any substantial change in the ultimate control of the company and the shareholders in the company immediately prior to the transaction hold a majority of shares in the company immediately after the transaction;

the provisions of 19.7 shall not apply and the participants shall not be entitled to require the release of scheme shares. The provisions governing scheme shares and share options as set out in this deed shall continue to apply unless the board determines that action should be taken to protect the interests of participants. Such action shall be as the board considers to be appropriate in the circumstances to protect the participants’ interests and which shall be limited to granting shares in such other company in exchange for the participants’ scheme shares or converting share options into equivalent options in respect of shares in one or more other companies, or to make cash payments to participants equal to the value of outstanding scheme shares or options at the time.

19.9                 Notwithstanding any other provision of this deed, if any participant and the trustees so agree in writing and the board passes a resolution approving that agreement –

19.9.1          any transaction under which that participant purchased or otherwise acquired shares under this scheme may be cancelled;

19.9.2          the trust may purchase from that participant any shares purchased or otherwise acquired by him under this scheme at a price not exceeding the selling or acquisition price of those shares to him, provided that the participant shall not receive or become entitled, in consequence of such cancellation or acquisition, to receive any compensation or consideration other than the repayment of any portion of the purchase or acquisition price actually paid by him.

19.10               If, in declaring a dividend to its members at any time, the company grants to its members the right to elect to receive either a cash amount or shares in lieu of a cash dividend, participants holding scheme shares may elect to receive either cash or shares; provided that the provisions of 13 shall apply, mutatis mutandis, in respect of such dividend should the participant elect to receive the cash amount.

19.11               Holders of share options and of allocation shares shall not be entitled to any form of participation in or to any rights in respect of the issue of shares by the company in lieu of a cash dividend.

19.12               The issue of equity securities as consideration for an acquisition, the issue of securities for cash and the issue of equity securities or a vendor consideration placing will not be regarded as a circumstance requiring adjustment in terms of the provisions of this 19

19.13               When any adjustments in terms of the provisions of this 19 are finalised, the auditors shall confirm to the JSE in writing that these are calculated in accordance with the provisions of this scheme.

19.14               Any adjustments made in terms of the provisions of this 19 will be reported on the company’s annual financial statements in the year during which the adjustment is made.

PART 5: THE COMBINED OPTION/DEFERRED SALE SCHEME

20.       THE SCHEME

20.1                 Notwithstanding any other provision of this scheme, the board and the trustees may give effect to the scheme by the company itself, without the intervention of the trust or the trustees, offering eligible applicants the opportunity to acquire rights and options. When the board directs to make an offer to an eligible applicant who is a director, then that director must recuse himself of the decision making by the board for that particular offer. Any such offer and acceptance thereof shall be made in accordance with 10.2 and 10.3, which shall apply, mutatis mutandis, and shall comply with all the requirements of Schedule 14 of the JSE Listings Requirements.

20.2                 Each right and option shall confer on the holders thereof the right and option to enter into an agreement with the company to acquire one allocation share, which agreement shall be upon the following terms and conditions –

20.2.1    allocation shares shall be acquired by participants at the allocation price;

20.2.2    subject to 20.2.4 –

20.2.2.1         the company shall allot and issue or transfer the allocation shares and deliver the share certificates in respect of the allocation shares to the participant; and

20.2.2.2         the participant shall take delivery of the allocation shares; and

20.2.2.3         ownership of the allocation shares shall vest in the participant and the allocation shares shall be registered in the name of the participant,

at the times and in the numbers stipulated in 20.2.3. For the sake of clarity, it is recorded that, until such times, the participant shall not be entitled to exercise any of the votes attaching to the relevant allocation shares nor to dividends declared on those allocation shares;

20.2.3      unless the board otherwise resolves in its discretion, no allocation shares shall be paid for or delivered as contemplated in 20.2.2 until a period, calculated from the acceptance date, of –

20.2.3.1     more than one year shall have elapsed, in which event not more than 25%;

20.2.3.2     more than two years shall have elapsed, in which event not more than 50% cumulatively;

20.2.3.3     more than three years shall have elapsed, in which event not more than 75% cumulatively;

20.2.3.4     more than four years shall have elapsed, in which event all,

of the relevant allocation shares shall be delivered to the participant in accordance with 20.2.2 against payment by the participant of the full allocation price in respect thereof;

20.2.4      if the employment by any company in the group of any participant who has exercised a right and option terminates prior to the expiry of eight years from the date of grant of the right and option –

20.2.4.1         for any reason other than those stated in 20.2.4.2, 20.2.4.3 and 20.2.4.4, then –

20.2.4.1.1          he shall, within sixty days after the date of termination of his employment, make payment of the allocation price attributable to the number of allocation shares, if any, for which he is entitled to make payment and take delivery in terms of 20.2.3 at the date of termination of his employment;

20.2.4.1.2          the agreement shall be deemed to be automatically cancelled in respect of those allocation shares in respect of which the payment by and delivery to that participant was not competent in terms of 20.2.3 at the date of termination of his employment and in respect of any other allocation shares, the allocation price of which is not paid to the company within the period of sixty days referred to in 20.2.4.1.1, and the participant shall receive no compensation whatsoever in consequence of the cancellation of the agreement;

20.2.4.2                 by reason of his summary dismissal or on the grounds of his proven dishonest, fraudulent or grossly negligent conduct (whether such termination occurs as a result of notice given to or by him or otherwise), the agreement shall be deemed to be automatically cancelled at the date of termination of his employment in respect of all of that participant’s allocation shares, and the participant shall receive no compensation whatsoever in consequence of the cancellation of the agreement;

20.2.4.3                 as a result of his death, retirement, retrenchment or for any other reason considered and approved by the board, he or the executors of his estate shall be entitled to make payment of the purchase price of all of his allocation shares within a period of twelve months after the date of termination of his employment, failing which the provisions of 20.2.4.1.2 shall apply, mutatis mutandis;

20.2.4.4                 as a result of his early retirement, he shall be entitled to make payment of the allocation price of all of his allocation shares within a period of twelve months after the date of such termination of employment, failing which the provisions of 20.2.4.1.2 shall apply, mutatis mutandis; provided that if the date of his early retirement falls on a date which is more than twelve months prior to the date which would have been his normal retirement date, then notwithstanding such payment, such allocation shares shall only be delivered to him on the dates on which they would have been capable of being delivered to him in terms of 20.2.3 had his employment not terminated;

20.2.5             subject to the provisions of this 20, the provisions of 19 shall apply to rights and options and to allocation shares, mutatis mutandis;

20.2.6             notwithstanding any other provision of this 20.2, all allocation shares shall be delivered to and paid for in full by the participant concerned by not later than the eighth anniversary of the acceptance date thereof.

20.3                 A right and option shall be exercised by the participant concerned at any time within twelve months after the date of grant of the right and option, failing which the right and option shall automatically lapse. If the employment with the group of any participant who has not exercised a right and option terminates –

20.3.1         for any reason other than those stated in 20.2.4.3 and 20.2.4.4, then such right and option shall automatically lapse;

20.3.2         for any of the reasons stated in 20.2.4.3 and 20.2.4.4, then the provisions of 18.2.3, 18.2.4 or 18.2.5 (as the case may be) shall apply, mutatis mutandis, on the basis that the provisions of 20.2.4.3 or 20.2.4.4 (as the case may be) shall thereafter apply, mutatis mutandis, in respect of those rights and options which are exercised.

20.4                 Every exercise of a right and option –

20.4.1         shall be effected by written notice given by the participant and delivered to the secretary of the company at the company’s registered office;

20.4.2         shall specify the number of allocation shares (being a multiple of 100) in respect of which the right and option is exercised;

20.4.3         shall be accompanied by a deposit (“deposit”) of such amount per share (if any) as may be determined by the board from time to time in its discretion; provided that such amount shall not exceed 5% of the allocation price. The deposit shall –

20.4.4         be held by the trustees as security for the fulfilment by the participant of his obligations under this deed and the trustees shall at any time be entitled to appropriate and apply the deposit or any part thereof to any amount owed by the participant to the trust;

20.4.5         unless the board otherwise resolves in its discretion, be forfeited by the participant to the trust should the agreement pursuant to the exercise of a right and option be cancelled for any reason other than in terms of 25, in which event it shall be held by the trustees as security for the repayment of the share price or option price, as the case may be;

20.4.6         only be refunded to the participant by the trustees once he has fulfilled all of his obligations in terms of this deed.

20.5                The company shall at all times reserve and keep available out of its authorised but unissued share capital, such number of shares as shall become issuable upon the date of issue of allocation shares, less the number of shares held by the trust and set aside by the trustees for the purposes of this 20

20.6                 The company shall issue share certificates for the shares allotted pursuant to this 20 within sixty days after payment of the allocation price of the allocation shares in question is made by the participant and shall apply for a listing of the shares in question as soon as possible after such date on the JSE (and on any other stock exchange on which shares are listed). The shares so issued shall rank pari passu with the then issued shares of the same class in the company as from their respective dates of issue.

20.7                 Notwithstanding any other provision of this 20, the board and trustees may give effect to this 20 –

20.7.1     by the trustees, upon being directed to do so by the board, causing the trust to grant to participants the right and option to enter into an agreement with the trust to purchase shares from the trust or causing the trust to enter into an agreement with participants, mutatis mutandis, in accordance with the provisions of 20.1 to 20.6 inclusive. If the trustees grant to a participant a right and option as aforesaid, it shall be so granted on the basis that if such right and option is exercised by the participant, the~ resultant agreement shall be in accordance with those provisions; by any variation of the method referred to in 20.1 to 20.6 inclusive or 20.7.1 or any other method which will not prejudice any eligible applicant or participant or the company.

PART 6: SWITCHING MECHANISMS

21.       SHARE OPTIONS – CREDIT SALE

21.1                 The trustees, on the authority of a resolution of the board, may at any time by written notice offer to subscribe for or purchase, on behalf of a participant who is permitted to exercise his share options under 16, in lieu of such share options, the shares represented by his share options.

21.2                 A participant to whom an offer has been made in terms of 21.1 may, by written notice given to the trustees within 30 days of the date of the offer, accept such offer. Such notice shall –

21.2.1     specify the name of the participant, the number of share options to be exercised and the option price;

21.2.2     be accompanied by payment of the amount, if any, specified in terms of 10.3.

21.3                 The trustees shall, forthwith on receiving the notice referred to in 21.2 subscribe for or purchase, on behalf of the participant concerned, the number of shares specified in 21.2.2. Such subscription shall be made subject to the provisions of 12 and the participant shall, ipso facto, in respect of the shares concerned, be bound by the provisions of the scheme relating to scheme shares; provided that the original acceptance date shall, unless the board otherwise resolves, remain unaltered.

21.4                 Any taxes and/or duties payable as a result of any transaction in terms of the provisions of this 21 shall, unless the board otherwise resolves, be borne and paid by the participant.

22.       CREDIT SALE – SHARE OPTIONS

22.1                 The trustees, on the authority of a resolution of the board, may at any time prior to the expiry of the maximum period, by written notice offer to purchase on behalf of the trust all or any of a participant’s scheme shares which are not yet capable of release from the scheme in accordance with

11.3 at a price per scheme share equal to the original share price of such scheme shares on the basis that the trustees shall, simultaneously with such purchase, grant to such participant the option to purchase or subscribe for the same number of shares at a price per share (“offer price”) equal to such original share price.

22.2                 A participant to whom an offer has been made in terms of 22.1 may, by written notice given to the trustees within 30 days of the date of the offer, accept such offer. Such notice shall specify, inter alia –

22.2.1         the name of the participant;

22.2.2         the number of scheme shares concerned; and

22.2.3         the original share price.

22.3                 Forthwith on receiving the notice referred to in 22.2 –

22.3.1     the trustees shall apply the purchase price payable by the trust to the participant (being the original share price) in discharge of the outstanding balance of the participant’s share debt and the balance, if any, shall be paid to the participant;

22.3.2     the participant shall, ipso facto, in respect of the share options concerned, be bound by the provisions of the scheme relating to share options; provided that the original acceptance date of the participant’s application for the relevant scheme shares shall, unless the board otherwise resolves in its discretion, be deemed to be the acceptance date of such share options.

22.4                 Any taxes and/or duties payable as a result of any transaction in terms of the provisions of this 22 shall, unless the board otherwise resolves, be borne and paid by the participant

23.       CREDIT SALE – COMBINED OPTION/DEFERRED SALE

23.1                 The trustees, on the authority of a resolution of the board, may at any time prior to the expiry of the maximum period, by written notice offer to purchase all of a participant’s scheme shares on the basis that –

23.1.1             if the closing market price of a share on the JSE on the trading day immediately preceding the date of such request (“current price”) exceeds the original share price payable by the participant for the scheme shares, then –

23.1.1.1             the purchase price per scheme share payable by the trust to the participant shall be not less than the current price;

23.1.1.2             the trustees shall, simultaneously with such purchase, grant such participant the right and option to enter into an agreement with the trust to acquire the same number of allocation shares;

23.1.1.3             the price payable by the participant in consideration for the grant of such right and option to him (“grant price”) shall be an amount equal to the current price less the original share price payable by him to the trust for the scheme shares in question;

23.1.1.4             the allocation price per allocation share payable by the participant shall be the original share price payable by the participant for the scheme shares purchased by the trust from him;

23.1.1.5             if the current price is equal to or less than the original share price payable by the participant for the scheme shares in question, then –

23.1.1.6             the price per scheme share payable by the trust shall be the original share price payable by the participant for those scheme shares;

23.1.1.7             the provisions of 23.1.1.2 and 23.1.1.4 shall apply, mutatis mutandis.

23.2                 A participant to whom an offer has been made in terms of 23.1 may, by written notice given to the trustees within 30 days of the date of the offer, accept such offer. Such notice shall specify –

23.2.1          the name of the participant;

23.2.2          the number of scheme shares concerned;

23.2.3          the share price payable by the participant for such scheme shares.

23.3                 Forthwith on receiving the notice referred to in 23.2 –

23.3.1          if 23.1.1 is applicable, the trustees shall apply the current price payable to the participant in reduction of the participant’s share debt and the grant price;

23.3.2          if 23.1.1.5 is applicable, the trustees shall apply the original share price payable to the participant in reduction of the participant’s share debt;

23.3.3          the provisions of 20 shall apply, mutatis mutandis, to such allocation shares, save that:

23.3.3.1             the date of grant of the right and option, unless the board otherwise resolves in its discretion, be deemed to be the original acceptance date for the relevant scheme shares;

23.3.3.2             if more than twelve months has elapsed since the original acceptance date of the relevant scheme shares, then the right and option shall be exercised within sixty days after the date on which the trustees receive the participant’s notice in terms of failing which such right and option shall lapse.

23.4                 Any taxes and/or duties payable as a result of any transaction in terms of the provisions of this 23 shall, unless the board otherwise resolves, be borne and paid by the participant.

24.       SHARE OPTION – COMBINED OPTION/DEFERRED SALE

24.1                 The trustees, on the authority of a resolution of the board may at any time prior to the exercise of any share option in terms of 16, by written notice offer to cancel all of a participant’s share options on the basis that, simultaneously with such cancellation –

24.1.1          the trustees shall grant to such participant the right and option to enter into an agreement with the trust to acquire the same number of allocation shares;

24.1.2          the allocation price payable by such participant for such allocation shares shall be an amount equal to the original option price of the share options so cancelled.

24.2                 A participant to whom an offer has been made in terms of 24.1 may, by written notice given to the to the trustees within 30 days of the date of the offer, accept such offer. Such notice shall specify –

24.2.1          the name of the participant;

24.2.2          the number of share options concerned;

24.2.3          the option price payable in respect of such share options.

24.3                 Forthwith on receiving the notice referred to in 24.2, the trustees shall grant to such participant the right and option to enter into an agreement with the trust to acquire allocation shares. The provisions of 20 shall apply, mutatis mutandis, to such allocation shares, save that –

24.3.1          The date of grant of the right and option shall, unless the board otherwise resolves in its discretion, be deemed to be the original acceptance date by the participant of the share option in question;

24.3.2          if more than twelve months has elapsed since the original acceptance date of the participant’s share option, then the right and option shall be exercised within sixty days after the date on which the trustees received the participant’s notice in terms of 24.2, failing which such right and option shall lapse.

24.4                 Any taxes and/or duties payable as a result of any transaction in terms of the provisions of this 24 shall, unless the board otherwise resolves, be borne and paid by the participant.

25.       COMBINED OPTION/DEFERRED SALE – CREDIT SALE OR SHARE OPTIONS

25.1                 The trustees, on the authority of a resolution of the board, may by written notice offer to a participant who has exercised a right and option granted to him pursuant to 20, at any time prior to delivery to and payment by the participant for the allocation shares in question to either –

25.1.1              cancel the agreement referred to in 20 on the basis that, simultaneously with such cancellation, the trust shall sell to the participant or advance moneys to the participant to enable the participant to subscribe for the same number of scheme shares upon the following terms and conditions –

25.1.1.1.1             the share or subscription price of such scheme shares shall be the original allocation price in respect of the allocation shares forming the subject matter of the agreement so cancelled;

25.1.1.1.2             subject to the aforegoing, the provisions of this scheme relating to scheme shares shall apply, mutatis mutandis, in respect of such shares;

25.1.1.1.3             the original date of grant of the right and option shall, unless the board otherwise resolves, be deemed to be the acceptance date of his application for those scheme shares; or

25.1.2              purchase all or any of such participant’s allocation shares in respect of which delivery is not competent in terms of 20.2.3 at that time on the basis that, the trustees shall, simultaneously with such purchase, grant such participant the option to acquire the same number of share options upon the following terms and conditions –

25.1.2.1.1             if the closing market price of a share on the JSE on the trading day immediately preceding the date of such request (“current price”) exceeds the original allocation price in respect of the allocation shares forming the subject matter of such purchase, then –

25.1.2.1.2             the purchase price per allocation share payable by the trust to the participant shall be not less than the current price;

25.1.2.1.3             the price payable by the participant in consideration for the grant of such option shall be an amount equal to the current price less the original allocation price of the allocation shares forming the subject matter of such purchase;

25.1.2.1.4             the option price per option share payable by the participant shall be the original allocation price of the allocation shares forming the subject matter of such purchase;

25.1.2.1.5             the original date of grant of the right and option shall, unless the board otherwise resolves, be deemed to be the acceptance date of such share option;

25.1.2.1.6             subject to the aforegoing, the provisions of this scheme relating to the share options shall apply, mutatis mutandis, in respect of such shares;

25.1.2.2            if the current price is equal to or less than the original allocation price in respect of the allocation shares forming the subject matter of such purchase –

25.1.2.2.1             the price per allocation share payable by the trust shall be not less than the allocation price;

25.1.2.2.2             the provisions of 25.1.2.1.4, 25.1.2.1.5 and 25.1.2.1.6 shall apply, mutatis mutandis.

25.2                 A participant to whom an offer has been made in terms of 25.1 may, by written notice given to the trustees within 30 days of the date of the offer, accept such offer. Such notice shall specify –

25.2.1             name of the participant;

25.2.2             the number of allocation shares concerned;

25.2.3             the allocation price payable in respect of such allocation shares.

25.3                 The trustees, on the authority of a resolution of the board, may by written notice offer to cancel a right and option granted to a participant to acquire allocation shares pursuant to 20 or 23 at any time prior to the exercise of such right and option on the basis that, simultaneously with such cancellation, the trust shall either sell to him the same number of scheme shares or grant him the same number of share options to acquire the same number of shares, on the same bases, mutatis mutandis, set out in 25.1 a participant who accepts such offer shall do so in accordance with 25.2.

25.4                 Any taxes and/or duties payable as a result of any transaction in terms of the provisions of this 25 shall, unless the board otherwise resolves, be borne and paid by the participant.

PART 7: GENERAL

26.       ASSIGNMENT OF RIGHTS OR OBLIGATIONS

26.1                 Save as is provided in 26.3, it shall not be competent for any participant to cede any of his rights or delegate any of his obligations pursuant to the acquisition of share options, scheme shares, rights and options or allocation shares by him except to the trust or, in the case of the participant’s death, to such participant’s estate.

26.2                 Save as otherwise expressly provided in this deed –

26.2.1          share options and rights and options may not be exercised by any person other than the participant; and

26.2.2          no participant may alienate or encumber any of his share options, scheme shares, rights and options or allocation shares.

26.3                 Eligible applicants and participants shall have the following rights –

26.3.1             an eligible applicant may, with the prior approval of the trustees, nominate a family trust or a family company to accept an offer in terms of 10.1, 14.1, 20.1 or 20.3 on his behalf on the basis that such family trust or family company may accept all (and not part only) of the rights in relation thereto. All obligations in relation thereto shall be assumed and accepted in writing by the eligible applicant concerned, failing which acceptance of the rights by such eligible applicant’s family trust or family company shall be invalid and unenforceable;

26.3.2             a participant who did not avail himself of his rights in terms of 26.3.1 may, with the prior approval of the trustees, at any later date cede all (and not part only) of his rights (but not assign any of his obligations) in terms of this scheme to a family trust or a family company, in which event the provisions of 26.3.1 shall apply, mutatis mutandis.

In either event, the nominee or assignee in question shall bind itself in writing to abide by the terms of the scheme and the provisions of the scheme relating to participants shall be construed as referring to the participant and/or the family trust and/or the family company and/or all or any of them, as the context may require.

26.4                 Notwithstanding 26.3, the trustees may permit a participant to discharge the whole or any portion of the share price, the option price or the allocation price (as the case may be) by the allotment and issue of preference shares in the share capital of a family company to the trustees, which preference shares shall be subject to such rights, privileges and conditions as may be acceptable to the trustees, in their discretion.

27.       TRANSFERS FROM THE EXISTING SCHEME

All rights and obligations under the existing scheme of the Sappi Limited Share Purchase Trust, the trustees thereof, the company and participants shall be deemed to have been cancelled on the date of registration of this deed and be substituted by the respective rights and obligations of the trust, the trustees, the company and participants respectively under this deed on the basis that –

27.1                 shares held by participants under the existing scheme shall become “scheme shares” and their indebtedness under the existing scheme shall become their “share debt”;

27.2                 the share price of such scheme shares shall be equal to the share price payable by the participant under the existing scheme;

27.3                 the date on which an application to acquire shares under the existing scheme was accepted shall be deemed to be the acceptance date of such scheme shares; and

27.4                 such cancellation and substitution of the rights of participants shall not affect any of their vested rights under the existing scheme which shall remain of force and effect.

28.       CERTIFICATES

Certificates in respect of shares sold to or subscribed for by participants in terms of this scheme shall be retained by the trustees until such time as the shares are paid for and are capable of being released in terms of this scheme.

29.       AGREEMENTS BINDING ON PARTICIPANTS

No share options, scheme shares, rights and options or allocation shares which it is proposed will be granted, sold or issued to any participant will be granted, sold or issued otherwise than –

29.1                 in writing; and

29.2                 on the terms set out in this scheme and in terms of which the participant irrevocably and unconditionally undertakes to adhere to and be bound by all the terms of this scheme.

30.       AMENDMENT

It shall be competent for the board and the trustees to amend any of the provisions of this scheme subject to the prior approval (if required) of the JSE and of any other competent authority; provided that –

30.1                 no such amendment shall affect the vested rights of any participant; and

30.2                 no such amendment affecting any of the following matters shall be competent unless it has first been approved by the JSE and is sanctioned by an ordinary resolution of the 75% (seventy five percent) of the shareholders of the company in general meeting (excluding all the votes attaching to all shares owned and controlled by persons who are existing participants in the scheme and which have been acquired in terms of the scheme) -

30.2.1          the eligibility of participants under this scheme;

30.2.2          the calculation of the total number of shares which may be utilised for the purpose of or pursuant to this scheme;

30.2.3          the maximum number of share options, scheme shares, rights and options and allocation shares which may be allocated to any participant;

30.2.4          the option price;

30.2.5          the share price;

30.2.6          the allocation price;

30.2.7          the voting, dividend, transfer and other rights (including those arising in the event of the curatorship of the company, rights and capitalization issues, consolidations, sub-divisions, reorganizations and takeovers as envisaged in 19) attaching to the shares;

30.2.8          the procedure to be adopted on termination of employment of a participant under the scheme; and

30.2.9          any amendment of this clause 30.2.

31.       DISPUTES

31.1                 Save as otherwise provided in this deed, should any dispute of whatever nature arise in regard to the interpretation or effect of, or the validity, enforceability or rectification (whether in whole or in part) of, or the respective rights or obligations of the parties under, or a breach or termination or cancellation of, this deed, then the dispute shall, unless the parties thereto otherwise agree in writing, be referred for determination to an expert (“expert”) in accordance with the remaining provisions of this 31.

31.2                 The expert shall –

31.2.1              if the matter in issue is primarily an accounting matter, be an independent practising chartered accountant of not less than fifteen years standing;

31.2.2              if the matter in issue is primarily a legal matter, be a practising senior counsel of not less than five years’ standing as such and practising at the Johannesburg bar;

31.2.3              if the matter in issue is any other matter, be an independent accountant or be a senior counsel as envisaged in 31.2.1 or 31.2.2 or be any other independent person, agreed upon by the parties to the dispute or, failing agreement within fourteen days after the dispute arises, appointed by the President for the time being of the South African Institute of Chartered Accountants or his successor-in-title at the request of any party to the dispute.

31.3                 The expert selected as aforesaid shall in all respects act as an expert and not as an arbitrator.

31.4                 The expert shall be vested with entire discretion as to procedure to be followed in arriving at his decision. It shall not be necessary for the expert to observe or carry out either the strict rules of evidence or any other legal formalities or procedures, but the expert shall be bound to follow principles of law in deciding matters submitted to him.

31.5                 The expert shall have the power, inter alia, to –

31.5.1          investigate or cause to be investigated any matter, fact or thing which he considers necessary or desirable in connection with the dispute and, for that purpose, shall have the widest powers of investigating all the books, records, documents and other things in the possession of any party to the dispute or the company or under its control, the right to inspect goods and property of the parties and the company, the right to take copies and/or make extracts there from and the right to have them produced and/or delivered at any place reasonably required by him for the aforesaid purposes;

31.5.2          interview and question under oath any of the parties or other parties to the dispute, including the right to cross examine such parties;

31.5.3          summon witnesses;

31.5.4          record evidence;

31.5.5          make an interim award;

31.5.6          make an award regarding legal fees/costs and the expert’s remuneration. If he fails or declines to do so, then each of the parties to the dispute shall bear and pay its own costs. Until such time as the expert’s decision is given, the parties to the dispute shall bear and pay such costs in equal shares;

31.5.7          call for the assistance of any other person who he may deem necessary to assist him in arriving at his decision;

31.5.8          exercise any additional powers which may be exercised by an arbitrator in terms of the Arbitration Act 1965 as amended.

31.6                 Any hearing by the expert shall be held in Johannesburg or Sandton unless the expert determines that it is more convenient or equitable that the hearing or any part thereof (including, but without limitation, the taking of evidence) be held elsewhere, in which event the hearing (or the relevant part thereof) shall be held in the place so determined by the expert.

31.7                 The parties shall use their best endeavours to procure that the decision of the expert shall be given within thirty days or so soon thereafter as is possible after it has been demanded.

31.8                 The decision of the expert shall be final and binding on all parties affected thereby, shall be carried into effect and may be made an order of any competent court at the instance of any party to the dispute.

31.9                 This clause constitutes an irrevocable consent by the company, the trustees and all participants and eligible applicants to any proceedings in terms thereof and no such party shall be entitled to withdraw there from or to claim at any such proceedings that it is not bound by this clause.

31.10               This clause shall not preclude any party from obtaining relief by way of motion proceedings on an urgent basis or from instituting any interdict, injunction or any similar proceedings in any court of competent jurisdiction pending the decision of the expert.

31.11               Subject to 31.5.8, the provisions of the Arbitration Act 1965 as amended shall not apply in respect of this clause or any other provision of this agreement.

31.12               This clause is severable from the rest of this agreement and shall remain in effect even if this deed is terminated for any reason.

32.       ANNUAL FINANCIAL STATEMENTS

The board shall ensure that a summary appears in the annual financial statements of the company of the number of scheme shares, the number of share options and the number of -rights and options or allocation shares in issue or acquired, any changes in such numbers during the financial year under review, the number of shares held by the trust which may be acquired by eligible applicants and the number of shares under the control of the directors of the company for allotment or issue in terms of this scheme.

33.       DEALINGS IN SECURITIES

The company will ensure compliance with paragraphs 3.63 – 3.74 (director dealings) of the Listings Requirements of the JSE in terms of share dealings by the company relating to the scheme.

34.       VOTES AT ANNUAL GENERAL MEETING

The votes of scheme shares held by the trust will not be taken into account for Listings Requirements of the JSE resolution approval purposes at general or annual meetings. Such shares shall also not be taken into account for purposes of determining categorisations as detailed in section 9 of the JSE Listings Requirements.

35.       PROFITS AND LOSSES

The company shall bear any losses sustained, and be entitled to receive any profits made by the trust in respect of the purchase, acquisition, sale or disposal of shares.

36.       TERMINATION

The trust shall terminate as soon as there are no longer any participants who hold or have acquired scheme shares, share options, rights and options or allocation shares and the board so resolves. Upon such termination, the assets (if any) of the trust shall be realised and any surplus remaining after the discharge of the trust’s liabilities shall be paid over to the company. Any deficit arising from the winding-up of the trust shall be borne by the company.